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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C., 20549


                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                         (Amendment No. _________)*

                            Century Realty Trust
--------------------------------------------------------------------------------
                              (Name of Issuer)

                 Shares of beneficial interest, no par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  156671109
--------------------------------------------------------------------------------
                               (CUSIP Number)


                              October 28, 1998
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     *  Rule 13d-1(b)
    [X] Rule 13d-1(c)
     *  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE



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NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL
NUMBER.

     CUSIP No.:    156671109
               -----------------

     ========================================================================
     1.  Names of Reporting Persons.       Murray R. Wise
         I.R.S. Identification Nos. of above persons (entities only).
     ========================================================================

     2.  Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)         N/A
             ----------------------------------------------------------------
          (b)         N/A
             ----------------------------------------------------------------
     ------------------------------------------------------------------------

     3.  SEC Use Only
                      -------------------------------------------------------

     4.  Citizenship or Place of Organization:    United States of America
                                                -----------------------------
     Number of       5.  Sole Voting Power           80,812
     Shares Bene-                                    ------------------------
     ficially by     6.  Shared Voting Power         0
     Owned by Each                                   ------------------------
     Reporting       7. Sole Dispositive Power       80,812
     Person With:                                    ------------------------
                     8. Shared Dispositive Power     0
                                                     ------------------------
     ------------------------------------------------------------------------

     9.   Aggregate Amount Beneficially owned by Each Reporting Person 80,812
                                                                      -------
     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
          N/A
          -------------------------------------------------------------------

     11.  Percent of Class Represented by Amount in Row (9)         5.2%
                                                            -----------------
     12.  Type of Reporting Person (See Instructions)    IN

     ------------------------------------------------------------------------

     ------------------------------------------------------------------------

     ------------------------------------------------------------------------

     ------------------------------------------------------------------------

     ------------------------------------------------------------------------

     ------------------------------------------------------------------------

     ------------------------------------------------------------------------

     ------------------------------------------------------------------------



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                                SCHEDULE 13G

Item 1.

     (a)  Century Realty Trust
     (b)  419 Chamber of Commerce Building, Indianapolis, Indiana 46204

Item 2.

     (a)  Murray R. Wise
     (b)  2407 South Neil Street, P. O. Box 3009, Champaign, Illinois 61826
     (c)  United States of America
     (d)  Shares of beneficial interest, no common par value
     (e)  156671109

Item 3.

     (a)-(j)     Not applicable

Item 4.

     (a)          80,812
     (b)             5.2%
     (c)(i)       80,812
     (c)(ii)      Not applicable
     (c)(iii)     80,812
     (c)(iv)      Not applicable

Item 5.

     Not applicable

Item 6.

     Not applicable

Item 7.

     Not applicable

Item 8.

     Not applicable




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Item 9.

     Not applicable

Item 10.

     (a)  Not applicable

     (b) By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   Jan./ 7 /1999
                                       -----------------------------------------
                                                       Date

                                                 /s/ Murray R. Wise
                                       -----------------------------------------
                                                      Signature

                                                    Murray R. Wise
                                       -----------------------------------------
                                                      Name/Title